Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Chairman Terminates 10b5-1 Trading Plan

KALISPELL, MT – November 17, 2005 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today announced that Chairman and Chief Executive Officer Raymon F. Thompson has terminated his previously announced 10b5-1 trading plan, under which he intended to sell a portion of his Semitool shares.  The plan was initiated on July 1, 2005, and was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934. Thompson currently owns approximately 41.2% of Semitool’s outstanding common stock.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.